As filed with the Securities and Exchange Commission on May 24, 2023

Registration No. 333—

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Crestwood Equity Partners LP

(Exact name of registrant as specified in its charter)

Delaware	43-1918951
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

811 Main Street

Suite 3400

Houston, Texas 77002

(832) 519-2200

(Address, including zip code, of Registrant’s principal executive offices)

Crestwood Equity Partners LP 2018 Long Term Incentive Plan

(Full title of the plan)

John W. Black

Executive Vice President and Chief Financial Officer

811 Main Street, Suite 3400

Houston, Texas 77002

(832) 519-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sarah K. Morgan

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, TX 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

EXPLANATORY NOTE

Crestwood Equity Partners LP (the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) in accordance with General Instruction E of Form S-8 to register 2,500,000 additional common units representing limited partnership interests of the Registrant that may be issued pursuant to the Crestwood Equity Partners LP 2018 Long Term Incentive Plan, as amended from time to time (the “Plan”). The contents of the Registrant’s registration statements on Form S-8 relating to the Plan, which were previously filed with the Securities and Exchange Commission (the “SEC”) on each of August 24, 2018 (File No. 333-227017) and September 30, 2021 (File No. 333-259922), are incorporated herein by reference as permitted by General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

The Plan provides that the committee that administers the Plan (the “Committee”) and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Registrant, Crestwood Equity GP LLC (the “General Partner”), or any of their respective affiliates, the legal counsel of the Registrant or its General Partner, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Registrant, its General Partner, or any of their affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Crestwood Equity GP LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of the General Partner provides that the General Partner will, to the extent deemed advisable by the board of directors of the General Partner, indemnify any person who is or was an officer or director of the General Partner, the record holder of the General Partner’s voting shares, and any person who is or was an officer, director or affiliate of the record holder of the General Partner’s voting shares, from liabilities arising by reason of such person’s status, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or not opposed to, the best interests of the General Partner and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Such liabilities include any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts. Officers and directors of the General Partner are also indemnified by the Registrant.

The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.

The General Partner has also entered into Indemnification Agreements (each, an “Indemnification Agreement”) with each officer and director of the General Partner pursuant to which the General Partner will indemnify and hold harmless each such indemnitee, to the fullest extent permitted by Delaware law in effect on the date of the agreement or as such laws may be amended to increase the scope of such permitted indemnification, against certain claims and losses incurred in connection with such indemnitee’s service to the General Partner. The Indemnification Agreement also provides that the General Partner must advance payment of certain expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is ultimately determined that the indemnitee is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the General Partner pursuant to the foregoing provisions, the General Partner has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Crestwood Equity Partners LP

Section 17-108 of the Delaware LP Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a Delaware limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The partnership agreement provides that, in most circumstances, the Registrant will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	the General Partner;

•	any departing general partner;

•	any person who is or was an affiliate of the General Partner or any departing general partner;

•

any person who is or was a member, partner, officer, director employee, agent or trustee of the General Partner or any departing general partner or any affiliate of the General Partner or any departing general partner; or

•

any person who is or was serving at the request of the General Partner or any departing general partner or any affiliate of the General Partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.

Any indemnification under these provisions will only be out of the Registrant’s assets. The General Partner or any other general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Registrant to enable the Registrant to effectuate, indemnification. The Registrant has purchased insurance covering its officers and directors against liabilities asserted against and expenses incurred by such persons in connection with their activities as officers and directors of the General Partner or any of its direct or indirect subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits.

The following is a list of all exhibits filed as a part of this Registration Statement, including those incorporated herein by reference.

Exhibit Number	Description

4.1	Certificate of Limited Partnership of Inergy, L.P. (incorporated by reference to Exhibit 3.1 to Inergy, L.P.’s Registration Statement on Form S-1 filed on March 14, 2001).

4.2	Certificate of Correction of Certificate of Limited Partnership of Inergy, L.P. (incorporated by reference to Exhibit 3.1 to Inergy, L.P.’s Form 10-Q filed on May 12, 2003).

4.3	Amendment to the Certificate of Limited Partnership of Crestwood Equity Partners LP (f/k/a Inergy, L.P.) dated as of October 7, 2013 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2013).

4.4	Sixth Amended and Restated Agreement of Limited Partnership of the Registrant, dated August 20, 2021 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on August 20, 2021).

4.5	Certificate of Formation of Inergy GP, LLC (incorporated by reference to Exhibit 3.5 to Inergy, L.P.’s Registration Statement on Form S-1/A, filed on May 7, 2001).

4.6	Certificate of Amendment of Crestwood Equity GP LLC (f/k/a Inergy GP, LLC), dated October 7, 2013 (incorporated by reference to Exhibit 3.3A to the Registrant’s Quarterly Report on Form 10-Q, filed on November 8, 2013).

4.7	Second Amended and Restated Limited Liability Company Agreement of Crestwood Equity GP LLC, dated August 20, 2021 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on August 20, 2021).

4.8	Specimen Unit Certificate for Common Units (incorporated by reference to Exhibit 4.3 to Inergy L.P.’s Registration Statement on Form S-1/A, filed on May 7, 2001).

4.9	Crestwood Equity Partners LP 2018 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on May 16, 2018).

4.10	First Amendment to the Crestwood Equity Partners LP 2018 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on August 20, 2021).

4.11	Second Amendment to the Crestwood Equity Partners LP 2018 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on January 10, 2023).

4.12	Third Amendment to the Crestwood Equity Partners LP 2018 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on May 15, 2023).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP – Crestwood Equity Partners LP.

23.2*	Consent of Ernst & Young LLP – Stagecoach Gas Services LLC.

23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature pages of this Registration Statement).

107.1*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on May 24, 2023.

CRESTWOOD EQUITY PARTNERS LP

By:	CRESTWOOD EQUITY GP LLC,
its general partner

By:	/s/ John W. Black
John W. Black
Executive Vice President and Chief Financial Officer

Each person whose signature appears below appoints John W. Black and Joel C. Lambert, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 24, 2023.

Signature	Title

/s/ Robert G. Philips	Founder, Chairman, Chief Executive Officer and Director (Principal Executive Officer)
Robert G. Philips

/s/ John W. Black	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
John W. Black

/s/ Steven M. Dougherty	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)
Steven M. Dougherty

/s/ Warren H. Gfeller	Director
Warren H. Gfeller

/s/ Janeen S. Judah	Director
Janeen S. Judah

/s/ David Lumpkins	Director
David Lumpkins

/s/ Angela A. Minas	Director
Angela A. Minas

/s/ Gary D. Reaves	Director
Gary D. Reaves

/s/ John J. Sherman	Director
John J. Sherman

/s/ Frances M. Vallejo	Director
Frances M. Vallejo

/s/ Clay C. Williams	Director
Clay C. Williams